Exhibit 99.1

GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE (GNCC) CHARTER
Board Approval Date: April 20, 2017

1. Background
The Governance, Nominating and Compensation Committee (GNCC)  is cognizant of the potentially diverse viewpoints of the seven Board members and the importance of creating a committee structure that incorporate diverse inputs from the Board in the formative stages of governance activity and in the implementation of a strong, substantive governance program.

2. GNCC Scope and Function
It is the function of the GNCC of the Board to ensure that the Board fulfills its legal, ethical and functional responsibilities through adequate corporate and Board governance. It shall consider and deliberate regarding:
a)	Scope cited in Article VI of the Corporate By-Laws, including
1.	Board policies and procedures;
2.	Selection and/or removal of corporate officers;
3.	Nomination of Directors for shareholder vote at the annual meeting of shareholders;
4.	Responsibility and organization of Board committees;
5.	Issues and policies subject to shareholder approval by weighted vote;
6.	Compensation for the Board and Officers;
7.	Development and oversight of corporate compliance programs;
8.	Evaluation of performance of Board members and Officers; and
9.
Other governance initiatives, including the development and support of a Code of Conduct that promotes ethical conduct and meets environmental consulting industry standards and reinforces the culture of the Company.

b)	Alteration and changes in methods and procedures are within the GNCC’s discretion. However, significant charter amendments affecting the purpose and structure of the committee require Board approval.
c)
The role of the GNCC is to delineate governance, nomination and compensation issues and make recommendations to the Board in order to facilitate Board deliberation and vote. The corporate Compliance Officer, George A. Rusk Esq. reports to the GNCC. Other than Mr. Rusk, the GNCC relies on the CEO and management team for data and information that support GNCC functions.

3. Committee Structure
The GNCC will be designated annually by the new incoming Board.
a)
The GNCC shall consist of the Chairman of the Board and two independent Directors. The Chair of the GNCC shall be a “B”  Director elected by “B” Directors only, at the first meeting of the newly elected Board. Independent Director(s) other than the Chair, shall be elected by majority vote of the directors and may be rotated amongst the available independent Directors. Any GNCC member can be replaced at any time by the Board.

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4. GNCC Accountability
The GNCC will make reports to the full Board at quarterly meetings that include: issues that were considered by the GNCC, majority recommendations and dissenting opinions if any. Whenever possible, the GNCC will devise a template, appropriate to each issue considered, that illuminates the salient factors bearing on the GNCC’s recommendation to the Board.

5. GNCC Meetings and Reports
GNCC meetings will be called by the Chair as required but a minimum of four meetings will be held each year.
a)
The GNCC Chair and at least one of the two independent directors scheduled to attend a meeting, will constitute a quorum. A member unable to attend can be replaced by another independent member for that meeting at the discretion of the Chair. The GNCC shall maintain minutes or other records of meetings and activities of the committee and the GNCC Chair shall report to the Board at the next meeting of the Board following each GNCC meeting.

b)
There will be no distinctions between Class A and Class B Directors at Board meetings. All directors shall have equal voting authority, with each having the right to cast one (1) vote on any issue brought before the Board.

6. Agenda for Meetings
Meeting agendas will be set by the Chair in consultation with GNCC members.

7. Selection of New Officers and Board Members
a)	From time to time, the GNCC may solicit information and recommendations from the management team and others and will be responsible to recommend removal or addition of new officers for Board approval.
b)	The GNCC shall also gather information on prospective new Board members that meet the criteria specified in Article II (A) 3 of the Bylaws and address other relevant concerns.

8. Compensation
The GNCC will review and recommend appropriate compensation for officers and Directors.

9. Evaluate Officers and Board Members
The GNCC will develop criteria and procedures to evaluate the performance of Officers and Board members.

10. Other
The GNCC will assign specific tasks to the Compliance Officer and may, from time to time, invite the Compliance Officer to attend GNCC meetings.

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